Exhibit 10.2

                    SECOND AMENDMENT AND SURRENDER AGREEMENT
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           SECOND AMENDMENT AND SURRENDER AGREEMENT (this "Agreement") made as of May 1, 2003, by and between 11 WEST 42 LIMITED PARTNERSHIP, a New York limited partnership, having an office at c/o Tishman Speyer Properties, 520 Madison Avenue, New York, New York 10022 ("Landlord"), and KASPER A.S.L., LTD., a Delaware corporation, having an office at 77 Metro Way, Secaucus, New Jersey 07094 ("Tenant").

                               W I T N E S S E T H
           WHEREAS:

           A. Landlord and Tenant (as successor-in-interest to Anne Klein & Company and Mark of the Lion Associates) have heretofore entered into a certain Lease dated as of June 4, 1996 (the "1996 Lease") with respect to the entirety of the 20th, 21st, 22nd and 23rd floors (the "1996 Premises") in the building known as 11 West 42nd Street, New York, New York (the "Building");

           B. Landlord and Tenant have heretofore entered into a certain Surrender Agreement and Amendment dated as of December 31, 1999 (the "1999 Surrender Agreement"; the 1996 Lease, as modified by the 1999 Surrender Agreement, is hereinafter referred to as the "Original Lease"; the Original Lease, as modified by this Agreement, is hereinafter referred to as the "Lease"), pursuant to which Tenant surrendered the 23rd floor of the Building (the "23rd Floor Premises"; the 1996 Premises less the 23rd Floor Premises are hereinafter referred to as the "Premises") to Landlord;

           C. The term of the Lease by its terms shall expire on June 30, 2012, unless renewed by Tenant pursuant to Article 37 of the Lease;

           D. Tenant desires to surrender a portion of the Premises comprising the entire 20th floor of the Building, as more particularly shown in Exhibit A-1 attached hereto (the "20th Floor Surrendered Premises"), and a portion of the 21st floor of the Building, as more particularly shown in Exhibit A-2 attached hereto (the "21st Floor Surrendered Premises" and, together with the 20th Floor Surrendered Premises, collectively the "Surrendered Premises"; the Premises less the 20th Floor Surrendered Premises are hereinafter referred to as the "Initially Retained Premises"; the Initially Retained Premises less the 21st Floor Surrendered Premises are hereinafter referred to as the "Retained Premises"), to Landlord and Landlord is willing to accept such surrender in the manner and upon the terms and conditions hereinafter set forth;

           E. Landlord desires the right to relocate Tenant from the portion of the Initially Retained Premises comprising the portion of the 21st floor of the Building not surrendered by Tenant as provided above, as more particularly shown in Exhibit B attached hereto (the "Retained 21st Floor Premises"; the Retained 21st Floor Premises and the 21st Floor Surrendered Premises are hereinafter referred to as the "21st Floor Premises"), and Tenant is willing to grant Landlord such right;

           F. Landlord and Tenant desire to further modify the Lease as provided herein; and

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           G. Tenant filed a voluntary petition in bankruptcy on February 2,
2002 (the "Petition Date") seeking reorganization under federal bankruptcy law in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") in the Chapter XI proceeding Case No. 02-10497.

           NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is mutually covenanted and agreed as follows:

           1. Definitions. All capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Original Lease.

           2. Surrender of Surrendered Premises.

                     (a) On the First Effective Date (as hereinafter defined), in the case of the 20th Floor Surrendered Premises, and on the Second Effective Date (as hereinafter defined), in the case of 21st Floor Surrendered Premises, Tenant shall surrender to Landlord, and Landlord shall accept the surrender of, the 20th Floor Surrendered Premises and the 21st Floor Surrendered Premises, as the case may be, and the Original Lease is amended so that the term of the Original Lease in respect of the 20th Floor Surrendered Premises shall expire on the First Effective Date and in respect of the 21st Floor Surrendered Premises shall expire on the Second Effective Date in the same manner and with the same effect as if each such date were the date set forth in the Original Lease for the expiration of the term thereof. Time is of the essence in Tenant's surrendering each portion of the Surrendered Premises on the Effective Date applicable thereto except that each Effective Date shall be extended by any delay encountered by Tenant in vacating the Surrendered Premises by any cause beyond Tenant's reasonable control affecting the operation of the Building, including a strike of employees at the Building or mechanical breakdown ("Tenant Unavoidable Delays"). For the purpose hereof, "First Effective Date" shall mean the date which is the later to occur of (x) May 1, 2003 and (y) the date the Bankruptcy Court shall have approved (1) this Agreement and the assumption by Tenant of the Lease, (2) the payment of all obligations due under this Agreement and (3) the payment of all unpaid obligations of Tenant accruing under the Lease prior to (i) the Petition Date and (ii) the date of the approval of such assumption, and "Second Effective Date" shall mean the date which is the earlier to occur of (x) the Substitution Date (as defined in Article 38 of the Lease) and (y) the date which is the later to occur of (i) the date Landlord notifies Tenant that Landlord shall not exercise its right to relocate Tenant pursuant to
Article 38 of the Lease and (ii) the date Landlord substantially completes the construction of a common corridor to serve the 21st floor of the Building as more particularly shown on Exhibit B. The First Effective Date and the Second Effective Date are hereinafter referred to individually as an "Effective Date" and collectively as the "Effective Dates".

                     (b) Condition of the Surrendered Premises. On or before the applicable Effective Date, time being of the essence with respect to such date, Tenant shall remove all of Tenant's personal property, trade fixtures, signs and equipment from the Surrendered Premises in question and vacate such Surrendered Premises and deliver vacant possession thereof to Landlord "As Is", except Tenant shall repair any significant damage to the Surrendered Premises and any damage to the Building in either case caused by the removal of Tenant's personal property, trade fixtures, signs and equipment from the Surrendered Premises. The foregoing shall satisfy all of Tenant's obligations under the Original Lease


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with respect to the condition required upon delivery of possession of the
Surrendered Premises by Tenant at the expiration of the term thereof. Without limiting Tenant's obligations set forth above, any personal property, fixtures, installations or other property remaining in either portion of the Surrendered Premises after the Effective Date in respect thereof shall be deemed abandoned by Tenant and Landlord may take possession thereof and retain the same as Landlord's property or dispose of same at Tenant's reasonable expense in any manner Landlord determines without accountability therefor to Tenant. Notwithstanding any provision of the Lease to the contrary, in no event shall Tenant have any obligation to remove any work stations built into the 20th Floor Surrendered Premises.

           3. Payment. In consideration of the surrender described in Section 2, Tenant shall pay Landlord (a) $2,600,000 within 5 days after the First Effective Date in lawful money of the United States by wire transfer of funds to Landlord's account, as designated by Landlord, or by bank or certified check,
(b) $150,000 within 5 days after the First Effective Date in lawful money of the United States in the same manner as provided above to compensate Landlord for the cost of installing a common corridor on the 21st floor of the Building, redemising the premises located on such floor and performing other related construction work, (c) $33,187.23 within 5 days after the First Effective Date in lawful money of the United States in the same manner as provided above on account of prepetition arrears, and (d) $14,960.11 within 5 days after the First Effective Date in lawful money of the United States in the same manner as provided above on account of a deficiency in Tenant's Operating Payments for 2002. Tenant agrees that Landlord shall have the right to apply the proceeds of Tenant's letter of credit previously drawn down by Landlord to the above amounts. Any excess amounts, after taking into account the amount of the new security deposit (being the reduced amount specified Section 10(c)(i)), will be paid to Tenant.

           4. Absence of Encumbrances. Tenant hereby represents and covenants that as of the Effective Date in respect of each portion of the Surrendered Premise nothing will done or suffered whereby the Original Lease in respect of such portion of the Surrendered Premises, or the term or estate thereby granted in respect of such portion of the Surrendered Premises, or such portion of the Surrendered Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to such portion of the Surrendered Premises, or any part thereof, will be encumbered in any way whatsoever, and that as of each Effective Date Tenant will own the Original Lease in respect of the Surrendered Premises in question and will have good right to surrender the same on the Effective Date in question, and that as of such Effective Date no one will have acquired through or under Tenant any right, title or interest in or to such portion of the Surrendered Premises and there shall be no subtenants, licensees or occupants of such portion of the Surrendered Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

           5. Release of Obligations. Landlord shall accept the surrender of each portion of the Surrendered Premises as of the Effective Date applicable thereto and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns (and, in the case of Tenant, Tenant's officers, directors, shareholders, members, partners, managers, agents and employees, and, in the case of Landlord, Landlord's officers, directors, shareholders, members, partners, managers, agents and employees) of and from any and all claims, damages, obligations, liabilities, actions and causes of action,


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of every kind and nature whatsoever arising under or in connection with the
Original Lease in respect of such portion of the Surrendered Premises from and after the Effective Date applicable thereto, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability (i) accrued or incurred under the Original Lease in respect of the Surrendered Premises or this Agreement and outstanding and unsatisfied on the Effective Date applicable to the portion of the Surrendered Premises being surrendered (including, without limitation, any deficiency in Tenant's Operating Payment in respect of such portion of the Surrendered Premises for the 2002 calendar year), (ii) to a third party (under the indemnification provisions of the Lease or otherwise) arising prior to, on or after the Effective Date in respect of the portion of the Surrendered Premises in question as a result of an event occurring or condition existing prior to or on the applicable Effective Date and (iii) accrued or incurred under this Agreement. Tenant waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Landlord under the Lease in respect of the Surrendered Premises on account of Taxes or Operating Expenses for any period prior to Effective Date in respect thereof. Landlord waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Tenant under the Lease in respect of the Surrendered Premises on account of Taxes or Operating Expenses for any period prior to the 2003 calendar year except as provided in Section 3(d).

           6. Brokerage. Landlord and Tenant each covenants, represents and warrants to the other that it has had no dealings or communications with any broker or agent in connection herewith other than Tishman Speyer Properties, L.P., PBS Realty Advisors, LLC and Cushman & Wakefield, Inc. Landlord and Tenant each agrees to hold harmless and indemnify the other from and against any and all reasonable costs, expenses (including, without limitation, reasonable attorneys' fees and disbursements) or liabilities for any compensation, commission or other charge claimed by any broker or agent claiming to have dealt with the indemnifying party other than Tishman Speyer Properties, L.P., PBS Realty Advisors, LLC and Cushman & Wakefield Inc. As between Landlord and Tenant in respect of this Agreement, Tenant shall have no liability for any fees payable to Tishman Speyer Properties, L.P. and Landlord shall have no liability for any fees payable to PBS Realty Advisors LLC and Cushman & Wakefield, Inc. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all reasonable costs, expenses (including, without limitation, attorneys' fees and disbursements) or liabilities which Landlord may incur by reason of any claim of or liability to PBS Realty Advisors LLC and Cushman & Wakefield, Inc. arising out of any dealings claimed to have occurred between Tenant and PBS Realty Advisors LLC and/or Cushman & Wakefield, Inc. in connection with this Agreement. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all reasonable costs, expenses (including, without limitation, attorneys' fees and disbursements) or liabilities which Tenant may incur by reason of any claim of or liability to Tishman Speyer Properties, L.P. arising out of any dealings claimed to have occurred between Landlord and Tishman Speyer Properties, L.P. in connection with this Agreement. The provisions of this
Section 6 shall survive the expiration or termination of this Agreement and the Lease.

           7. Holdover. If Tenant shall fail to surrender either portion of the Surrendered Premises pursuant to this Agreement, then Tenant shall be deemed to be a holdover in respect of the entirety of such portion of the Surrendered Premises and be subject to all of Landlord's rights and remedies set forth in


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the Lease and this Agreement, and Landlord may pursue against Tenant any and all remedies available to it as landlord under the Lease or this Agreement or otherwise, at law or in equity. The provisions of Section 22.2 of the Original Lease shall apply separately to each portion of the Surrendered Premises.

           8. Transfer Taxes. Landlord and Tenant shall promptly prepare, execute and file such returns, affidavits and other documentation, if any, as may be required in connection with any real property transfer tax that may become, or may be asserted to be or become due owing or imposed in connection with this Agreement at any time by the City of New York or the State of New York or any agency or instrumentality of such City or State. The provisions of this
Section 8 shall survive the expiration or earlier termination of this Agreement.

           9. 21st Floor Work. If Landlord elects not to exercise its right to relocate Tenant from the Retained 21st Floor Premises pursuant to Article 38 of the Lease, Landlord shall demise the Retained 21st Floor Premises and construct a common corridor to serve the 21st floor of the Building (collectively, the "21st Floor Work"). Landlord and its employees, contractors and agents shall have access to the necessary portions of the 21st Floor Premises (as required to perform the 21st Floor Work) at all reasonable times for the performance of the 21st Floor Work and for the storage of materials reasonably required in connection therewith, and Tenant will use all commercially reasonable efforts to minimize any interference with the performance of the 21st Floor Work. Landlord shall use all commercially reasonable efforts to minimize any interference with Tenant's use and occupancy of the 21st Floor Premises during the performance of the 21st Floor Work. Landlord shall install temporary plastic curtains within the Retained 21st Floor Premises while performing the corridor work. Landlord shall use all commercially reasonable efforts to store materials for the 21st Floor Work on, and stage such work from, the side of the temporary plastic curtains away from Tenant's business operations. Upon Landlord's request, given in writing to Tenant at least 10 days' prior to the commencement of the 21st Floor Work, Tenant shall vacate the portion of the 21st Floor Premises designated by Landlord during the performance of the 21st Floor Work. Tenant shall, at Tenant's sole cost and expense, remove or relocate Tenant's Property in such designated area of the 21st Floor Premises during the performance of the 21st Floor Work so as not to interfere (other than to a de minimis extent) with the performance of the 21st Floor Work and shall take reasonable steps to protect same against damage or loss during the performance of the 21st Floor Work. Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. There shall be no rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant's other obligations under the Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from the performance of such work. The preceding sentence shall not be deemed a waiver of any claims for personal injury or property damage caused by the negligence or willful misconduct of Landlord, as such claims may be limited by the terms of the Original Lease. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to shut down and remove the condenser water pumps, piping and ancillary equipment installed by Tenant and currently existing on the 20th and 21st floors on the earliest to occur of the date which is forty-five
(45) days following the date (a) Landlord provides written notice to Tenant that Landlord has entered into a lease with a tenant for the 20th Floor Surrendered Premises or for the 21st Floor Surrendered Premises, as the case may be; (b) Landlord provides written notice to Tenant that Landlord has elected not to


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exercise its right to relocate Tenant from the Retained 21st Floor Premises pursuant to Article 38 of the Lease and that Landlord shall perform the 21st Floor Work; and (c) of the Substitute Notice (as defined in Article 38 of the Lease).

           10. Modifications.

           (a) During the period commencing on the First Effective Date and ending on the day preceding the Second Effective Date, both dates inclusive, thc Lease is modified as follows:

                     (i) Premises (as such term is defined in Article 1 of the Lease) shall mean the Initially Retained Premises.

                     (ii) Tenant's Proportionate Share (as such term is defined
Article 1 of the Lease) shall mean 4.4522 percent.

                     (iii) Agreed Area of Premises (as such term is defined in Article 1 of the Lease) shall mean 52,133 rentable square feet, consisting of 25,515 rentable square feet on the 22nd floor of the Building and 26,618 rentable square feet on the 21st floor of the building (without giving effect to any substitution of space pursuant to Article 38 of the Lease).

                     (iv) Fixed Rent (as such term is defined in Article 1 of the Lease) payable pursuant to the Lease shall be decreased to and shall be $1,511,857 per annum ($125,988 per month) for the period commencing on the First Effective Date and ending on June 3, 2007, both dates inclusive; and $1,616,l23 per annum ($134,676.92 per month) for the period beginning on June 4, 2007 and ending on the Expiration Date, both dates inclusive.

                     (v) Notwithstanding any provision of the Lease to the contrary, if the Lease shall be in full force and effect, the Fixed Rent payable under the Lease with respect to the 21st Floor Surrendered Premises only shall be abated in an amount equal to $35,602.33 per month (appropriately prorated for partial months) during the period commencing on the First Effective Date and ending on the day preceding the Second Effective Date, both dates inclusive.

                     (vi) The 21st Floor Surrendered Premises shall be deemed part of the Premises for all purposes of the Lease until the Second Effective Date, but Tenant shall not pay Fixed Rent on account of the 21st Floor Surrendered Premises after giving effect to the abatement contained in Section l0(a)(v). In addition, Tenant shall not be obligated to make Tenant's Tax Payment or Tenant's Operating Payment on account of the 21st Floor Surrendered Premises, and Tenant's Proportionate Share has been adjusted to take such abatement into account.

                     (vii) Notwithstanding any provision of this Section 10(a) to the contrary, Sections l0(a)(ii), (iii), (iv) and (v) shall be applicable on May 1, 2003 (rather than on the Effective Date), if the First Effective Date occurs on or before May 20, 2003.

           (b) Effective as of the Second Effective Date and for the remainder of the Term, the Lease is modified as follows;


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                     (i) Premises (as such term is defined in Article 1 of the
Lease) shall mean the Retained Premises.

                     (ii) Tenant's Proportionate Share (as such term is defined in Article 1 of the Lease) shall mean 4.4522 percent.

                     (iii) Agreed Area of Premises (as such term is defined in Article 1 of the Lease) shall mean 37,401 rentable square feet, consisting of 25,515 rentable square feet on the 22nd floor of the Building and 11,886 rentable square feet on the 21st floor of the building (without giving effect to any substitution of space pursuant to Article 38 of the Lease).

                     (iv) Fixed Rent (as such term is defined in Article 1 of the Lease) payable pursuant to the Lease shall be decreased to and shall be $1,084,629 per annum ($90,385.75 per month) for the period commencing on the Second Effective Date and ending on June 3, 2007, both dates inclusive; and $1,159,431 per annum ($96,619.25 per month) for the period beginning on June 4, 2007 and ending on the Expiration Date, both dates inclusive,

           (c) Effective as of the First Effective Date for the remainder of the Term, the Lease is modified as follows;

                     (i) The definition of Security Deposit contained in Article 1 of the Original Lease is modified to mean "$2,169,258".

                     (ii) Article 36 or the Original Lease is modified by adding
Section 36.5 thereto reading in its entirety as follows:

                     "Section 36.5 Reduction. If no monetary or material non-monetary default after the expiration of all applicable notice and cure periods shall have then occurred and be continuing under this Lease, then, provided that Tenant complies with the provisions of this Section 36.5, (i) on the second anniversary of the First Effective Date (as such term is defined in the Second Amendment and Surrender Agreement modifying this Lease (the "2nd Amendment")), the amount of the Letter of Credit or cash security shall be reduced to $1,626,943.50 and (ii) provided the amount of the Letter of Credit or cash security shall have previously been reduced pursuant to the preceding clause (i), on the fifth anniversary of the First Effective Date the amount of the Letter of Credit or cash security shall be reduced to $1,159,431. The security shall be reduced as follows: (A) if the security is in the form of cash, Landlord shall, within 10 Business Days following notice by Tenant to Landlord that Tenant is entitled to reduce the security pursuant to this Section 36.5, deliver to Tenant the amount by which the cash security is reduced, or (B) if the security is in the form of a Letter of Credit, Tenant shall deliver to Landlord a consent to an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the


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                     Letter of Credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant delivers to Landlord a consent to an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within 10 Business Days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof."

                     (iii) The Original Lease is modified by adding Article 38 thereto reading in its entirety as follows:

                                   "ARTICLE 38

                                SUBSTITUTE SPACE

                     "Section 38.1 At any time after the First Effective Date and before the eighteen month anniversary of the First Effective Date, Landlord shall have the right to substitute other space in the Building (`Substitute Space') for the Retained 21st Floor Premises (as defined in the 2nd Amendment) by written notice (a `Substitution Notice') given to Tenant at least 15 days prior to the notice referred to in Section 38.2(c) and designating the space so substituted for the Retained 21st Floor Premises. The Substitute Space shall consist of the space located on the fifteenth floor of the Building, as more particularly shown on Exhibit G (the `15th Floor Substitute Space'), or other space in the Building designated by Landlord located not lower than the 7th floor of the Building if the Substitute Space is located on the south side of the Building and not lower than the 12th floor of the Building if the Substitute Space is located on the north side of the Building and having a rentable area substantially similar to the 15th Floor Substitute Space (i.e., having not less than 7,125 rentable square feet and not more than 8,709 rentable square feet) and at least 8 windows having either a southern or northern (but located in the western half of the Building) exposure. The 15th Floor Substitute Space shall be deemed by Landlord and Tenant for all purposes of this Lease to contain 7,917 rentable square feet. Notwithstanding such substitution of space, this Lease and all the terms, provisions, covenants and conditions contained in this Lease shall remain and continue in full force and effect, except that on the Substitution Date the Substitute Space shall be and be deemed to be part of the Retained Premises (as defined in the 2nd Amendment), with the same force and effect as if the Substitute Space were originally specified in this Lease as the Retained 21st Floor Premises (as defined in the 2nd Amendment) demised hereunder.


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                     "Section 38.2 In the event of the substitution of space as provided in Section 38.1 the following provisions (a) through (e) shall apply:

                                          (a) If the Substitute Space is the
                     15th Floor Substitute Space, the Fixed Rent shall be reduced to $969,528 per annum ($80,794.00 per month) for the period commencing on the Substitution Date and ending on June 3, 2007, both dates inclusive, and $1,036,392 per annum ($86,366.00 per month) for the period commencing on June 4, 2007 and ending on the Expiration Date, both dates inclusive, and Tenant's Proportionate Share shall be reduced to 3.98%, if the Substitute Space is not the 15th Floor Substitute Space and has a rentable area greater or less than the Agreed Area of Premises applicable to the Retained 21st Floor Premises (but having not less than 7,125 rentable square feet and not more than 8,709 rentable square feet), the Fixed Rent payable under this Lease, effective on the date the Substitute Space is substantially completed and available for occupancy by Tenant (the `Substitution Date'), shall be appropriately increased or decreased by $29 per rentable square foot for the period commencing on the Substitution Date and ending on June 3, 2007, both dates inclusive, and by $31 per rentable square foot for the period commencing on June 4, 2007 and ending on the Expiration Date, both dates inclusive, and Tenant's Proportionate Share shall be appropriately adjusted based on the proportion that the rentable square feet of the Substitute Space bears to the Agreed Area of Building. `Substantial completion' or `substantially completed' as to any construction performed by any party pursuant to this Lease means that such work has been completed as reasonably determined by the architect responsible for such work, in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) the applicable legal requirements, except for long-lead items and minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant's use of the Premises, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.

                                          (b) Landlord shall, at Landlord's
                     expense, prepare the Substitute Space for Tenant's occupancy by constructing perimeter and interior offices and open work areas only in accordance with the specifications attached hereto as Exhibit H (`Landlord's Work'). Landlord represents to Tenant that such specifications are substantially the same as those used to prepare the prebuilt space located on the 39th floor of the building known as 405 Lexington Avenue, New York, New York and shown to Tenant in April 2003. Within 10 Business Days


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                     following the date of the Substitution Notice, Tenant shall notify Landlord of the number of workstations and/or offices Tenant requires in the Substitute Space and of any other information that shall reasonably be required in connection with the layout of the Substitute Space (the `Substitute Space Requirements'). If requested by Tenant, Landlord shall have Landlord's architect meet with Tenant to assist Tenant in developing the Substitute Space Requirements. Landlord shall provide Tenant with a layout plan for the Substitute Space for Tenant's approval within 10 Business Days following Landlord's receipt of the Substitute Space Requirements. Subject to the terms and conditions contained herein, Landlord and Tenant shall cooperate with each other and work together in good faith and as promptly as practicable to finalize a layout for the Substitute Space. Tenant shall respond to Landlord's request for approval of the layout plan within 10 Business Days of the submission thereof to Tenant, provided that such 10 Business Day period may be extended for a reasonable time (but in no event for more than 3 additional Business Days) if Tenant determines, in its reasonable discretion, to submit the layout plan for review to its independent consulting engineer or architect. If Tenant disapproves of all or a portion of the layout plan, Tenant shall promptly notify Landlord of its reasons therefor in reasonable detail, in which event Landlord shall revise the layout plan and resubmit it to Tenant within 5 Business
                     Days after notice from Tenant. Tenant shall respond to Landlord's request for approval of the revised layout plan within 5 Business Days of submission. If Tenant falls to respond to any layout plan or revision thereto submitted by Landlord within 10 Business Days or 5 Business Days (as the case may be) after receipt by Tenant, such plan or revision thereto shall be deemed to be approved by Tenant if Tenant fails to respond to a second request notice within 2 Business Days after the expiration of such 10 Business Day or 5 Business Day period (as the case may be), provided that all permits and approvals required to be issued by any Governmental Authority as a prerequisite to the performance of such Alterations are obtainable. Landlord shall have the right to move any millwork, floor covering, cabinet work, and any other decoration as well as telephone lines and any other communication line and other reusable items, from the Retained 21st Floor Premises to the Substitute Space. Landlord shall relocate the cubicles existing in the Retained 21st Floor Premises to the Substitute Space; provided, however, that Tenant hereby agrees to reasonably cooperate with Landlord in connection with such relocation, including designing the layout of the Substitute Space to accommodate such cubicles. Landlord's construction work shall be performed in a good and workmanlike manner.


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
                     Landlord shall regularly update Tenant on the progress of Landlord's Work. If Tenant requests that Landlord install tile in the entrance to the Substitute Space rather than carpet (the `Tile Option'), Tenant shall identify the type and color of the tile at the same time that Tenant approves the final layout plan. If such change increases the cost of constructing Landlord's Work, Tenant shall bear such cost and shall pay to Landlord, on demand, the amount by which
                     (A) the actual cost incurred by Landlord to construct Landlord's Work, as so modified, exceeds (B) the actual cost which would have been incurred by Landlord to construct Landlord's Work in the absence of such change.

                                          (c) As soon as Landlord has
                     substantially completed preparing the Substitute Space as set forth in Section 38.2(b), Tenant, upon 10 days' prior written notice, shall, subject to Tenant Unavoidable Delays, move to the Substitute Space at Landlord's reasonable cost and expense, and upon failure of Tenant so to move to the Substitute Space (subject to Tenant Unavoidable Delays), Landlord, as Tenant's agent, may remove Tenant from the Retained 21st Floor Premises to the Substitute Space. The failure of Tenant to move to the Substitute Space pursuant to this Article 38 within 10 days after the expiration of such 10 days' notice shall, subject to Tenant Unavoidable Delays, be an Event of Default, and Tenant shall, subject to Tenant Unavoidable Delays, be deemed to have held over in the Retained 21st Floor Premises and Landlord may pursue against Tenant any and all remedies available to it as landlord under this Lease, including Section 22.2 as if such Section were separately applicable to the Retained 21st Floor Premises, or otherwise, at law or equity. Notwithstanding anything to the contrary contained herein, if Tenant has elected the Tile Option and the type and/or color of the tile requested by Tenant is not readily available at the time Landlord is ready to install same, and the substantial completion of the Substitute Space is delayed as a result of the exercise by Tenant of the Tile Option, the Substitute Space shall be deemed substantially completed for all purposes of this Lease as of the date that the Substitute Space would have been substantially completed but for such delay.

                                          (d) Promptly after Tenant shall enter
                     into occupancy of the Substitute Space, Landlord shall reimburse Tenant for Tenant's reasonable, direct, out-of-pocket moving expenses, unless Landlord undertook to move Tenant into the Substitute Space pursuant to Section 38.2(c) above. Tenant shall supply Landlord with satisfactory evidence of direct out-of-pocket expenses incurred by Tenant in moving from the Retained 21st Floor Premises to the Substitute Space. Landlord shall reimburse Tenant within 30 days after receipt of such evidence.


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
                                          (e) Tenant shall pay Landlord $300,000
                     for performing Landlord's Work, one-half of which amount shall become due and payable by Tenant to Landlord within 10 days after the giving of the Substitution Notice and the remainder of which amount shall become due and payable by Tenant to Landlord within 10 days after the Substitution Date. Landlord shall have no obligation to commence or thereafter proceed with Landlord's Work until such time as Tenant shall have paid the first installment of the amount due under this Section 38.1(e). If the Substitution Date shall be delayed by reason of any delay to the extent resulting from any act or omission of Tenant, including Tenant's failure to timely respond to Landlord's layout plan or to cooperate in the preparation of Landlord's layout plan or to make the payment required by the preceding sentence, the Substitute Space shall be deemed substantially completed for the purposes of determining the Substitution Date as of the date that the Substitute Space would have been substantially completed but for any such delay as determined by Landlord in its sole discretion.

                               "Section 38.3 Following any substitution of space
                     pursuant to this Article 38, Landlord and Tenant, promptly at the request of either party, shall execute and deliver a supplementary agreement setting forth such substitution of space, the Substitution Date and the change (if any) in the Fixed Rent and Tenant's Proportionate Share but the failure of either party to execute and deliver such a supplementary agreement shall not affect the rights of the parties under this Lease."

                     (iv) The Original Lease is modified by attaching Exhibits G and H hereto as Exhibits G and H to the Original Lease.

                     (v) Article 27 of the Original Lease is modified as to Tenant by: (i) deleting the name "Beverly I. Katz" in clauses (a) and (b), and replacing such name with "General Counsel"; and (ii) deleting the name and address for Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP in clause (d), and replacing same with "Gursky & Ederer, LLP, 1350 Broadway, 11th Floor, New York, New York 10018, Attention: Steven R. Gursky, Esq."

           11. Showing of 21st Floor Premises. After the First Effective Date Landlord and Landlord's agents shall have the right to enter the 21st Floor Premises at all reasonable times to show the 21st Floor Premises to prospective lessees of the Building and to others. Tenant shall have the right to have a representative present whenever Landlord elects to show the 21st Floor Premises as aforesaid but Tenant's failure to make such representative available shall not otherwise preclude or limit Landlord's right to show the 21st Floor Premises. Tenant shall provide Landlord with access cards so that Landlord may enter the 21st Floor Premises for the purposes of marketing the 21st Floor Premises.

           12. Discontinuance of Audit. On the First Effective Date Tenant agrees to discontinue any examination, audit and dispute of the accuracy of Landlord's Statements as such Statements relate to Operating Expenses for any


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
Comparison Year prior to the 2003 Comparison Year and acknowledges and agrees that there shall be no adjustment at any time in Tenant's Operating Payments for any such prior period, provided that Landlord and Tenant agree that Tenant reserves its right under the Lease to examine and dispute in accordance with the terms of the Lease any Statement in respect of Operating Expenses for any subsequent period. Tenant waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Landlord under the Lease in respect of the Premises on account of Taxes or Operating Expenses for any period prior to the 2003 calendar year. Landlord waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Tenant under the Lease in respect of the Premises on account of Taxes or Operating Expenses for any period prior to the 2003 calendar year except as provided in Section 3(d).

           13. Amendments. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

           14. Representations. (i) Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except as provided herein; (b) there are no defaults existing under the Original Lease by Tenant, except that Tenant owes Landlord $33,187.23 for pre-petition charges; (c) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcements of any of the terms and conditions of the Original Lease; (d) this Agreement has been duly authorized executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; (e) Landlord has paid all amounts and performed all work required to be paid or performed under the Original Lease in connection with Tenant's initial occupancy of the Premises; and (f) to Tenant's knowledge, Landlord is not in default of any of its obligations or covenants under the Original Lease.

           15. Bankruptcy Court Approval. Notwithstanding anything to the contrary contained herein, this Agreement is subject to the approval of the Bankruptcy Court and the assumption of the Original Lease, as modified hereby, by Tenant and this Agreement shall not become effective unless and until an order substantially in the form attached hereto as Exhibit C, approving this Agreement and the assumption of the Original Lease, as modified hereby, by Tenant, is entered into by the Bankruptcy Court. If the Bankruptcy Court fails to approve this Agreement and the assumption of the Original Lease, as modified hereby, by Tenant within 30 days after the execution and delivery of this Agreement by Landlord and Tenant, this Agreement shall become null and void, without waiver of, or prejudice to, the rights of either party hereunto under the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code").

           16. Miscellaneous. (a) Except as set forth herein, nothing contained in this Agreement shall be deemed to amend or modify in any respect the terms of the Lease.

           (b) This Agreement contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.


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
           (c) This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

           (d) This Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Agreement to Tenant.

           (e) This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

           (f) This Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.

           (g) The terms and provisions of this Agreement shall survive the expiration or earlier termination of the Lease.



           IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.


                                        11 WEST 42 LIMITED PARTNERSHIP

                                        By: 11 West 42 Corp., a general partner

                                            By: /s/ Gary W. Roth
                                                -------------------------------
                                                Name: Gary W. Roth
                                                Title: Vice President



                                        KASPER A.S.L., LTD.

                                        By: /s/ John D. Idol
                                            -----------------------------------
                                            Name: John D. Idol
                                            Title: Chairman & CEO



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